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                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              NEOTHERAPEUTICS, INC.
                (Name of Registrant as Specified in Its Charter)
                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                       [NEOTHERAPEUTICS LOGO APPEARS HERE]


Dear Stockholder:

     You should have received your Proxy Statement dated August 9, 2002, regarding the Special Meeting of the Stockholders (the "Special Meeting") of NeoTherapeutics, Inc. (the "Company") to be held at 157 Technology Drive, Irvine, California 92618, on Thursday, September 5, 2002, beginning at 9:00 a.m. local time. Attached is a Supplement to the Proxy Statement which is intended to inform you of recent developments which have arisen since the date of the Proxy Statement concerning the Company. Whether or not you plan to attend the Special Meeting and whether or not you have already submitted a proxy card, please carefully read the contents of the accompanying Supplement.

     Our Board of Directors feels that it is extremely important to the future of the Company that both of the resolutions discussed in the Proxy Statement be approved by our stockholders. Our need to obtain financing is urgent and the passage of both of the proposals will set the stage for future financings. Not only will additional shares become available for sale through the reverse stock split, but if we are able to maintain the resulting initial increase in the price of our common stock, we hope to remain eligible to have our common stock listed on the Nasdaq Stock Market.

     The Board of Directors recommends that you vote "FOR" approval of the amendment to our Certificate of Incorporation to effect the reverse stock split and "FOR" approval of future financings of up to $10 million both of which are discussed in more detail in the Proxy Statement.

     It is important that your shares be represented, therefore, even if you presently plan to attend the Special Meeting, PLEASE COMPLETE, SIGN, AND DATE AND PROMPTLY RETURN THE PROXY CARD INCLUDED WITH THE PROXY STATEMENT. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy at that time. If you need another proxy card to be sent to you, please contact John McManus at (949) 743-9247.

     I look forward to seeing you at the Special Meeting.


                                     Very truly yours,


                                     /s/  Rajesh Shrotriya
                                     -------------------------------------------
                                     Rajesh C. Shrotriya, M.D.
                                     Chairman of the Board, Chief Executive
                                     Officer and President

August 23, 2002
Irvine, California

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                              NeoTherapeutics, Inc.
                              157 Technology Drive
                            Irvine, California 92618

                       -----------------------------------

                          SUPPLEMENT TO PROXY STATEMENT

                       ----------------------------------

     This Proxy Supplement supplements the Proxy Statement dated August 9, 2002, regarding the Special Meeting of Stockholders (the "Special Meeting") of NeoTherapeutics, Inc. (the "Company") to be held on Thursday, September 5, 2002, beginning at 9:00 a.m. local time, at the Company's corporate headquarters located at 157 Technology Drive, Irvine, California 92618, and at any postponements or adjournments thereof. This Proxy Supplement is first being mailed to the Company's stockholders on or about August 26, 2002.

     This Proxy Supplement is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company to provide you with additional information regarding recent developments at the Company and should be read in conjunction with the Proxy Statement. Defined terms used in this Proxy Supplement and not otherwise specifically defined herein have the meaning given to them in the Proxy Statement.

                MAJOR STRATEGIC RESTRUCTURING AND NEW LEADERSHIP

     On August 16, 2002, the Board of Directors of the Company announced the appointment of Rajesh C. Shrotriya, M.D. as Chairman of the Board and Chief Executive Officer of the Company effective immediately. Dr. Shrotriya succeeded Alvin J. Glasky, Ph.D., who has retired. Dr. Glasky will continue to serve the Company as a member of the Board of Directors. Since joining the Company in September 2000, Dr. Shrotriya has served as the Company's President and Chief Operating Officer.

     Dr. Shrotriya's pharmaceutical industry experience spans over 29 years, during which time he has been awarded several patents and has authored or co-authored over 35 scientific publications. Earlier in his career, Dr. Shrotriya spent 18 years at Bristol-Myers Squibb Company, most recently as Executive Director, Worldwide Central Nervous System Clinical Research, where among his other responsibilities, he directed clinical research in anxiety, depression, analgesics and Alzheimer's disease. He has also served as a Medical Advisor to Hoechst Pharmaceuticals and as an attending physician and member of the faculty at St. Joseph Hospital in Stamford, CT. In addition, he received a certificate for Advanced Biomedical Research Management from Harvard University.

     Prior to joining the Company, Dr. Shrotriya was Executive Vice President and Chief Scientific Officer of SuperGen, Inc. where he was credited with much of the company's growth and clinical and commercial success. He was also responsible for strategic alliances involving several late-stage drugs and setting regulatory strategy in consultation with the FDA. Earlier, Dr. Shrotriya was Vice President and Chief Medical Officer of MGI Pharma, Inc. At MGI, he was responsible for setting and implementing overall strategy for the clinical development of compounds in the fields of oncology, rheumatology and others as well as evaluating licensing opportunities and providing technical support and direction to marketing and sales.

     On August 21, 2002, the Company announced the immediate retirement of Samuel Gulko, as a Director, Senior Vice President Finance, Chief Financial Officer, Secretary and Treasurer of the Company. The Company may continue to seek his advice as a consultant as it goes forward. Following Mr. Gulko's departure, financing and financial planning will be managed by John McManus and Michael Volk, C.P.A., Controller. John McManus, who just recently rejoined the Company, played a key role in the Company's efforts to raise money from long-term oriented, fundamental investors when he was with the Company previously, and he will lead the efforts to shore up the Company's financial condition. Michael Volk has served as the Company's Controller for the past year and has managed the Company's SEC compliance. He previously spent seven years with Ernst & Young, working his way to the level of audit manager at the firm.

     On August 22, 2002, the Company announced an additional reorganization intended to reduce the Company's expected monthly expenses, or burn rate, to less than $500,000. As part of the reorganization, the Company plans to consolidate its activities into the parent company, eliminate operations at all subsidiaries and focus its research efforts. In addition, the Company has eliminated 23 of its approximately 44 full-time equivalent positions. The Company believes that the changes will result in significant savings and will allow the Company to focus on the development of its phase 3 anti-cancer drug, satraplatin, and the negotiation of alliance agreements for the development of its neurology products.

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        NASDAQ NATIONAL MARKET CONTINUED LISTING REQUIREMENTS COMPLIANCE

     On August 16, 2002, the Company announced that Nasdaq has notified the Company that it is not in compliance with Nasdaq's requirement to maintain a minimum market value of publicly held shares of $5,000,000 for continued listing on the Nasdaq National Market.

     The Company has until November 11, 2002, to regain compliance with Nasdaq's minimum market value requirement. Under Nasdaq rules, the Company may demonstrate compliance by maintaining a minimum market value of publicly held shares of $5,000,000 or greater for a minimum of 10 consecutive trading days by that date. If the Company is unable to demonstrate compliance by that date, the Company may appeal a determination that it be delisted from the Nasdaq National Market, or it may decide to file an application to be transferred to the Nasdaq SmallCap Market prior to November 11, 2002. However, the Company would have to satisfy the continued listing requirements for that market, which include a minimum market value of publicly held shares of $1,000,000. In addition to the minimum market value of publicly held shares requirement, the Company must maintain compliance with certain other quantitative standards for continued listing on the Nasdaq National Market. The Company is currently not in compliance with some of these standards. As is discussed in the Proxy Statement, the Company previously received notice from Nasdaq on June 12, 2002, that it is not in compliance with Nasdaq's minimum bid price per share requirement of $1.00. The Company has yet to regain compliance with that requirement, and has until September 10, 2002, to do so.

     As of August 22, 2002, the Company had achieved a minimum market value of publicly held shares of $5,000,000 for 3 consecutive trading days. However, there can be no assurance that this minimum value will be maintained for 10 consecutive trading days or, if this requirement is satisfied, that the Company's Common Stock will not be delisted by the Nasdaq National Market for other reasons. Even if approved, the Reverse Stock Split itself will have no effect on the market value of the Company's publicly held shares, although any subsequent changes in the market price of the Company's Common Stock would affect the market value of the Company's publicly held shares.

     If the Company fails to meet Nasdaq's minimum market value requirement in the time period required (or otherwise fails to meet any other continued listing requirement and fails to regain compliance within the time period required), the Company's stock will be subject to delisting. There can be no assurances that the Company will regain compliance with the requirements for continued inclusion or that the Company will continue to be listed on the Nasdaq National Market even if the Reverse Stock Split Proposal is approved by the stockholders of the Company. If the Company's stock is delisted from the Nasdaq National Market, the Company would likely seek to list its Common Stock on the Nasdaq SmallCap Market, if possible, or for quotation on the American Stock Exchange or a regional stock exchange, if available. However, listing or quotation on such a market or exchange could reduce the market liquidity for the Company's Common Stock. If the Company's Common Stock is not listed or quoted on another market or exchange, trading of the Company's Common Stock could be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, the Company's Common Stock.

     If the Company's Common Stock is delisted from the Nasdaq National Market, the Company fails to obtain listing or quotation on another market or exchange, and the trading price remains below $5.00 per share, trading in the Company's Common Stock might also become subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any equity security not listed on a national securities exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions). Many brokerage firms are reluctant to recommend low-priced stocks to their clients. Moreover, various regulations and policies restrict the ability of stockholders to borrow against or "margin" low-priced stocks and declines in the stock price below certain levels may trigger unexpected margin calls. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if the Company's share price were higher. This factor may also limit the willingness of institutions to purchase the Company's Common Stock. Finally, the additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in the Company's Common Stock, which could severely limit the market liquidity of the stock and the ability of investors to trade the Company's Common Stock.

                             ADDITIONAL INFORMATION

     If you need another copy of the Proxy Statement or a proxy card, you may call Carol Gruetter, Shareholder Services and Corporate Secretary, at (949) 743-9236, to request that it be mailed to you. If your shares are held in "street name" (that is, through a broker or other nominee), and you wish to change your vote, please consult your broker or nominee to determine how to change your vote. Our Proxy Statement is also available to the public at the SEC's web site at http://www.sec.gov.